Exhibit 99.1

Kimball International to Present at Sidoti & Company, LLC
Nineteenth Annual Emerging Growth Research Institutional Investor Forum
Kimball International, Inc. (NASDAQ: KBAL) (the “Company”) announces that it will be presenting at the Sidoti & Company, LLC Nineteenth Annual Emerging Growth Research Institutional Investor Forum in New York on Tuesday, March 17, 2015. The presentation is scheduled to begin at 8:40 a.m. EDT. Scheduled to meet with investors are Bob Schneider, Chief Executive Officer and Chairman of the Board; Don Van Winkle, President and Chief Operating Officer; Michelle Schroeder, Vice President and Chief Financial Officer; and Dennis Gerber, Treasurer and Director of Investor Relations of the Company. The Company will discuss previously announced restructuring actions taken by the new executive team following the spin-off of its electronics manufacturing services segment, the recent adoption of best practice governance policies by its Board of Directors and other actions taken to grow shareholder value as a furniture-focused company. The associated presentation materials are posted on the Company’s website www.kimball.com.

About Kimball International:
Kimball International, Inc. is a leading manufacturer of design driven, technology savvy, high quality furnishings sold under the Company’s family of brands: National Office Furniture, Kimball Office and Kimball Hospitality. Our diverse portfolio provides solutions for the workplace, learning, healing and hospitality environments. Customers can access our products globally through a variety of distribution channels. Recognized with a reputation for excellence and a recipient of the Forbes 2014 America’s Most Trustworthy Companies designation, Kimball International is committed to a high performance culture that is committed to sound ethics, continuous improvement and social responsibility. To learn more about Kimball International, Inc. (NASDAQ: KBAL) visit www.kimball.com.
"Kimball International … We Build Success!"